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                                                                     EXHIBIT 4.2

         POWER-ONE, INC. AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN

                              AMENDMENT TO PLAN


1.   Section 1.2.2(a) shall be replaced by the following paragraph:

         (a) to determine from among those persons eligible the particular Eligible Persons who will receive Awards; provided that with respect to the grant of an option for not more than 20,000 shares to an individual who is not an officer or director, upon his or her first becoming an employee of the Company and in other extraordinary circumstances, the determination of an Eligible Employee may be made by the Chief Executive Officer of the Corporation, so long as such officer is serving as a director of the Corporation, and provided further that (i) the maximum number of shares that may be granted under stock options by such Chief Executive Officer is limited to 100,000 shares in every four month period, (ii) options granted by such officer only be granted pursuant to the standard and appropriate grant agreements of the Company, (iii) no grant be issued below Fair Market Value, and (iv) no grant be made retroactively.

2.   Section 1.2.2(b) shall be replaced by the following paragraph:

         (b) to grant Awards to Eligible Persons, determine the price at which securities will be offered or awarded and the amount of securities to be offered or awarded to any of such persons, and determine the other specific terms and conditions of such Awards consistent with the express limits of this Plan, and establish the installments (if any) in which such Awards shall become exercisable or shall vest, or determine that no delayed exercisability or vesting is required, and establish the events of termination or reversion of such Awards; provided that with respect to the grant of an option for not more than 20,000 shares to an Eligible Employee who is not an officer or director upon his or her becoming an employee of the Company and in other extraordinary circumstances, all of the actions described in this paragraph may be exercised by the Chief Executive Officer of the Corporation, so long as such officer is serving as a director of the Corporation; and provided further that (i) the maximum number of shares that may be granted under stock options by such Chief Executive Officer is limited to 100,000 shares in every four month period, (ii) options granted by such officer only be granted pursuant to the standard and appropriate grant agreements of the Company, (iii) no grant be issued below Fair Market Value, and (iv) no grant be made retroactively. If such grants are made, such officer shall place a memorandum in the records of the Compensation Committee setting forth the names of the person being granted options, the number of options, and the date of grant. All such grants shall be communicated in writing to the Compensation Committee on a monthly basis.